November 1, 2007

Mr. Sam Morcos

27 Chesswood Crt.

Ottawa, Ontario

K2E 7E3

Dear Sam:

This will confirm our discussion of earlier today ("Notice Date") in which it was agreed that your employment with Entrust Limited will terminate on October 31, 2008 (the "Termination Date"). This letter is also intended to describe the arrangements we have made with respect to your separation from Entrust Limited ("Entrust"), conditional upon your execution of the Release Agreement as described in section C. below.

A. SEPARATION BENEFITS

Active Employment. You will remain an employee of Entrust through to the Termination Date with your duties to be to provide sales management in your current territories and assist in the transition of your existing direct reports to new supervisors. However, after December 31, 2007, upon mutual agreement between Entrust and You, your active employment may end some date earlier than the Termination Date. ("Active End Date").After the Active End Date, you will have no work duties but you will be entitled to salary continuation until the Termination Date.

After the Termination Date your employment relationship with Entrust will be ended and will not resume.

2. Continued Salary. You will receive your current salary until the Termination Date payable on the regular payroll dates. Following the End Date (as defined herein), you will be issued a Record of Employment with your final pay. All payments made to you will be subject to such statutory deductions and remittances as may be required by law.

3. Sales Incentive. Your sales incentive target will remain at US$180,000.00 annual target. Your sales incentive accrual will terminate on October 31, 2007 with a sixty (60) day wind down period in accordance with the Sales Incentive Plan provided to you on October 16, 2007.

4. Continued Benefits. Entrust will maintain you on its benefit plans until the Active End Date. For greater certainty, all benefits including short and long-term disability and life insurance will cease on the Active End Date. You are advised to seek alternative coverage for short and long-term disability and life insurance. You may be eligible to convert your group life coverage to an individual policy without proof of good health. Please contact Manager of Human Resources for Canada for more information in this regard.

5. Continued Vesting of Equity. If you have received one or more options to purchase stock of Entrust, Inc., restricted stock units and/or stock appreciation rights (collectively, "Company Equity"), your rights with respect to Company Equity granted on or before the Notice Date will continue to vest and be eligible for accelerated vesting in the event of an acquisition event until the Termination Date, at the rate and in the manner prescribed by your applicable Company Equity award agreement(s), the governing Company Equity incentive plan, and applicable board resolutions thereunder. However, if at any time after the Active End Date, (i) Entrust pays to you in lump sum the remaining amount owed to You for salary continuation, and (ii) releases you from further compliance with the Code of Conduct, then the Company Equity will cease to vest and be eligible for accelerated vesting in the event of an acquisition event on the date of delivery of the lump sum payment. The "End Date" shall be the earlier of (i) the date of delivery of the lump sum, and release from the code of conduct or (ii) the Termination Date.

You will have the right to exercise vested Company Equity until the end of a period of ninety (90) days following the End Date, as prescribed by such award agreement(s), incentive plan(s), and board resolutions. Any unvested Company Equity as of the End Date shall be forfeited, and any vested and unexercised Company Equity as at the end of a ninety (90) day period following the End Date shall also be forfeited.

6. Continued Accrual of Vacation. Your vacation will continue to accrue until the End Date. You agree to take any and all accrued vacation prior to the End Date.

7. Expenses Accruing through to Notice Date. You will receive reimbursement for any expenses incurred in connection with Entrust's business through to the Active End Date, provided that such expenses were incurred in accordance with Entrust's expense policies. Please reconcile and settle these expenses within one month of the Active End Date.

8. References. Entrust appreciates your past contribution as an employee and is prepared to provide you with appropriate references, depending on circumstances, in order to aid you in returning to new and rewarding employment. However, to ensure the propriety and accuracy of all information conveyed to third parties with respect to your employment at Entrust, all inquiries or requests for information or references should be directed to the undersigned.

B. YOUR CONTINUING OBLIGATIONS

You are reminded of the promises and obligations in the Executive Confidentiality, Non-Solicitation, Intellectual Property Rights and Code of Conduct Agreement (the "code of Conduct Agreement") and Conflict of Interest Agreement(s) executed by you on or about your start date, which survive termination of your employment.

If at any time prior to the Termination Date, Entrust reasonably believes that you have violated the terms of the Code of Conduct Agreement, Entrust may halt any further payments of salary and benefit thereafter.

After the Active End Date, you are reminded to please return as soon as possible to Entrust all property of Entrust currently in your possession and/or subject to your control including but not necessarily limited to any and all computer equipment, computer data files, portable telephone, facsimile machine, credit cards, identification cards, files, memoranda, correspondence, compensation surveys, drawings, designs, financial records, customer lists, personnel files, personnel lists or the like, whether such materials shall be written instruments or tapes in electronic and/or recorded format.

C. RELEASE AGREEMENT

Entrust will provide you with the above payments and benefits provided that you sign and return one original copy of the attached Release Agreement within seven (7) days of your receipt of this letter.

We wish you well in your future endeavors.

Sincerely,

/s/ J D Kendry

___________________________________

James D. Kendry

Vice President & Chief Governance Officer

I have read and agree to be bound to the terms and conditions of this letter.

/s/ Sam Morcos

____________________________________

Sam Morcos

/Encl.